Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports First Quarter 2017 Results

TUCSON, Ariz., May 15, 2017 – HTG Molecular Diagnostics, Inc. (NASDAQ: HTGM) (HTG) a provider of instruments, reagents and services for molecular profiling applications, today reported financial results for the three months ended March 31, 2017.

Recent Accomplishments & Highlights:

•	Entered into several key agreements including:
o	a research agreement with Centre Léon Bérard, which provides the framework for molecular profiling studies aimed to advance precision medicine
o	a Master Services Agreement with Daiichi Sankyo Company, Limited, for work to be performed in HTG’s VERI/O laboratory
o

a research collaboration agreement with Instituto Valenciano de Oncología (IVO), with the initial project utilizing the HTG EdgeSeq Oncology Biomarker Panel to develop and validate a breast cancer recurrence risk score

•	Launched direct-target sequencing technology and initial DNA mutation panel in our VERI/O laboratory
•	Announced HTG EdgeSeq PATH Assay to launch in the second quarter of 2017
•	Achieved revenue of $1.4 million for the first quarter of 2017

“We are pleased with our momentum as we make progress towards increasing adoption of our products and services,” said TJ Johnson, President and CEO. “Going forward we will continue to focus on growing our partnerships with pharma and developing high-value diagnostic tests.”

First Quarter 2017 Financial Results:

Revenue for the first quarter of 2017 was $1.4 million, an increase of 58% over the same period in the prior year. In Q1 2017, product revenue included $23,000 instrument rental and extended warranty services and $0.5 million of consumable sales, with service revenue totaling $0.8 million, comprised primarily of sample processing services. Net loss from operations for the first quarter of 2017 was $5.4 million, compared to $6.7 million for the first quarter of 2016. Net loss per share was $(0.73) for the first quarter of 2017 compared to $(1.02) for the first quarter of 2016.

HTG ended the first quarter with $5.4 million in total cash and investments, including $2.8 million in cash and equivalents and $2.6 million in short term, available-for-sale investments. Following the end of the first quarter and through May 12, 2017, HTG sold 1.78 million shares of common stock under a sales agreement with Cantor Fitzgerald & Co. at a weighted average share price of $5.66, for gross proceeds of approximately $10.0 million.

Conference Call and Webcast:

HTG will host an investment community conference call today beginning at 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (866) 394-4225 for domestic callers, or (678) 509-7535 for international callers, conference ID 13619211, or access the webcast on the investor relations section of the Company’s website at: www.htgmolecular.com. The webcast will be available on the Company’s website for 90 days following the completion of the call.

About HTG:

Headquartered in Tucson, Arizona, the mission of HTG Molecular Diagnostics (HTG) is to empower precision medicine at the local level. In 2013, the company commercialized its first instrument platform and a portfolio of RNA assays that leveraged HTG's original proprietary nuclease protection chemistry. Continuous improvement led to the 2014 launch of the company’s HTG EdgeSeq product line, which automates sample and targeted library preparation for next-generation sequencing. Additional information is available at www.htgmolecular.com.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategic priorities. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, the risk that we may not realize the benefits expected under our collaboration agreements, risks associated with our ability to successfully commercialize our products; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; the level and availability of first party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of first parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2016. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Product	$541,144	$600,190
Service	830,025	265,042
Total revenue	1,371,169	865,232
Cost of revenue	1,295,302	843,470
Gross margin	75,867	21,762

Operating expenses:
Selling, general and administrative	4,238,467	4,693,708
Research and development	1,267,063	1,994,101
Total operating expenses	5,505,530	6,687,809
Operating loss	(5,429,663)	(6,666,047)
Interest expense, net	(386,331)	(356,978)
Net loss before income taxes	(5,815,994)	(7,023,025)
Provision for income taxes	280	3,399
Net loss	$(5,816,274)	$(7,026,424)

Net loss per share, basic and diluted	$(0.73)	$(1.02)
Shares used in computing net loss per share, basic and diluted	7,971,097	6,885,522

HTG Molecular Diagnostics, Inc.
Balance Sheets

	March 31,	December 31,
	2017	2016
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$2,767,780	$7,507,659
Short-term investments available-for-sale, at fair value	2,610,828	4,304,901
Accounts receivable	1,196,129	1,377,441
Inventory, net	1,255,428	1,511,053
Prepaid expenses and other	368,563	433,328
Total current assets	8,198,728	15,134,382

Deferred offering costs	115,062	49,630
Property and equipment, net	3,083,793	3,270,197
Total assets	$11,397,583	$18,454,209

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$1,193,217	$761,663
Accrued liabilities	1,281,947	1,670,286
Deferred revenue	255,477	335,659
NuvoGen obligation - current	557,634	604,751
Term loan payable - current	6,527,795	6,389,782
Other current liabilities	241,274	258,850
Total current liabilities	10,057,344	10,020,991
Term loan payable - non-current, net of discount and debt issuance costs	3,827,095	5,389,137
NuvoGen obligation - non-current, net of discount	7,914,597	8,017,356
Other non-current liabilities	560,772	619,587
Total liabilities	22,359,808	24,047,071

Commitments and Contingencies
Total stockholders’ deficit	(10,962,225)	(5,592,862)
Total liabilities and stockholders' deficit	$11,397,583	$18,454,209

Contact:

Westwicke Partners

Jamar Ismail

Phone: (415) 513-1282

Email: jamar.ismail@westwicke.com

TJ Johnson
President / CEO
HTG Molecular Diagnostics
Phone: (520) 547-2827 x130
Email: tjjohnson@htgmolecular.com